EXHIBIT 99.1

          Robert L. Johnson                Liberty Media Corporation
     2915 Audubon Terrace, N.W.      8101 East Prentice Avenue, Suite 500
         Washington, DC 20018                 Englewood, CO 80111


                                             September 10, 1997

     Board of Directors
     BET Holdings, Inc.
     One BET Plaza
     1900 W Plaza N.E.
     Washington, D.C. 20018-1211

     Dear Sirs:

               We are hereby making an offer pursuant to which a new corporation ("Newco") to be formed by Robert L. Johnson (or a corporation, partnership or other entity owned by Mr. Johnson) and Liberty Media Corporation ("Liberty") would acquire (the "Acquisition") all of the capital stock of BET Holdings, Inc. (the "Company") not already owned by them at a price per share of $48 in cash.

               Consummation of the proposed transaction would be subject to, among other things, the negotiation and execution of definitive merger and other agreements and the receipt of financing on terms and conditions acceptable to each of us. Such definitive merger and other agreements would provide, among other things, that the obligations of the parties to consummate the Acquisition will be subject to the satisfaction of a number of conditions customarily contained in transactions of this type.
     In connection with the proposed Acquisition, we have retained Salomon Brothers Inc. to provide financial advice and to assist us in raising the funds necessary to consummate the Acquisition.

               We and our advisors are prepared to meet with the Board or any special committee formed by it to consider our proposal, their advisors, and the Company's management and advisors in order to answer any questions about our proposal and to present definitive merger and other agreements for prompt consideration and execution. We assume that you will want to make a prompt announcement of our proposal. We are, however, of the view that it is in the best interest of the Company's shareholders that they be made aware of our proposal as promptly as possible, and will therefore release this letter publicly shortly after it is delivered to you and we will also be making appropriate filings to comply with our obligations under the federal securities laws.

               We hope that the Board will give this offer serious consideration. As you can appreciate, with offers of this kind time is of the essence. Accordingly, if you wish to pursue a possible transaction, please contact Mr. Johnson as soon as possible to discuss these matters further.

                                   Very truly yours,

                                    /s/ Robert L. Johnson
                                   _____________________________
                                   Robert L. Johnson


                                   LIBERTY MEDIA CORPORATION

                                   By: /s/ Robert R. Bennett
                                      __________________________
                                      Name:  Robert R. Bennett
                                      Title:  President and Chief
                                               Executive Officer